FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2012 Results

(January 11, 2013) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2012 of $1,522,000, a $346,000, or 18.5% decrease, from the $1,868,000 earned for the fourth quarter of 2011. Net income for the year ended December 31, 2012, was $7,642,000, a $494,000, or 6.9% increase, over 2011. Basic and diluted earnings per share for the fourth quarter of 2012 were $0.53 compared to $0.65 for the same period in 2011. Year-to-date earnings per share were $2.68 in 2012 compared to $2.50 in 2011.

The increase in the Corporation’s earnings for the year ended December 31, 2012, can be attributed to a large credit provision for loan losses. For the three months and year ended December 31, 2012, there was a $125,000 and a $975,000 credit provision for loan losses, compared to an expense of $225,000 and $1,575,000 for the same periods in 2011. Improvements in asset quality, as evidenced by lower levels of non-performing assets and classified loans, allowed the Corporation to reverse a portion of the allowance for loan losses into earnings in 2012, while still maintaining strong coverage ratios. Previously, in 2010 and 2011, the provision expense was elevated to provide for higher levels of classified loans. When classified loans first began to decline in late 2011, the provision for loan losses was initially reduced. With further declines in classified assets and lower levels of non-performing and delinquent loans, the 2012 allowance calculation supported additional reductions. The allowance for loan losses as a percentage of total loans was 1.81% as of December 31, 2012, compared to 2.06% as of December 31, 2011.

The Corporation’s core earnings or net interest income (NII) of $21,854,000 for the year ended December 31, 2012, represents a decrease of $1,133,000, or 4.9%, from the same period last year. The decrease in NII was primarily generated by a $2,966,000, or 9.5% decrease, in total interest income which was partially offset by a $957,000, or 18.4% reduction, in deposit costs, and an $876,000, or 28.9% decline, in borrowing costs. As a result of the extended historically low interest rate environment, new loans and securities are originating at lower rates, causing a decrease in total interest income. Interest income on the Corporation’s securities declined $1,548,000, or 16.4%, while interest income on the Corporation’s loans declined $1,447,000, or 6.7%. Further decreases in market interest rates in the year ended December 31, 2012, have enabled the Corporation to maintain lower deposit rates compared to the year ended December 31, 2011. In addition, the Corporation was able to take advantage of the low-rate environment by obtaining inexpensive wholesale funding and reducing the overall cost of long-term borrowings. However, the savings on the deposits and borrowings were not enough to compensate for the decline in asset yields causing both the Corporation’s net interest income and margin to decline.

The Corporation’s net interest margin was 3.35% for the year ended December 31, 2012, compared to 3.56% for 2011. On a sequential basis, net interest margin declined from 3.31% in the third quarter of 2012, to 3.23% for the fourth quarter of 2012.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $75,000, or 5.3%, and $646,000, or 12.0%, for the three months and year ended December 31, 2012, compared to the same periods in 2011. The increase for the year ended December 31, 2012, was primarily caused by an additional $276,000 of BOLI income during the first quarter of 2012, which was the result of a life insurance claim on the death of a former director. Additionally, the Corporation’s student loan portfolio was sold for a loss of $263,000 in the second quarter of 2011, resulting in lower year-to-date non-interest income compared to 2012.

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ENB FINANCIAL CORP

The gain on the sale of securities decreased by $431,000, or 94.9%, and $560,000, or 37.3%, for the three months and year ended December 31, 2012, compared to the same periods in 2011. The gain on the sale of mortgages increased by $34,000, or 43.0%, and $109,000, or 58.3%, for the three months and year ended December 31, 2012, compared to the same periods in 2011, due to increased mortgage volume.

Total operating expenses increased $209,000, or 4.0%, and $1,009,000, or 5.0%, for the three months and year ended December 31, 2012, compared to the same periods in 2011. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $241,000, or 8.2%, and $1,001,000, or 8.7%, for the three months and year ended December 31, 2012, compared to the same periods in 2011. Several new lending and credit support positions were added in late 2011, which were responsible for the majority of the salary and benefit increase. The Corporation’s FDIC insurance assessment increased by $22,000, or 32.8%, and decreased by $141,000, or 28.2%, for the three months and year ended December 31, 2012, compared to the same periods in 2011. The year-to-date decrease is a result of the new asset-based assessment formula, which was implemented in the second quarter of 2011.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2012 were 0.77% and 6.78% respectively, compared with 0.97% and 9.18% for the same periods in 2011. For the year ended December 31, 2012, the Corporation’s annualized ROA was 0.98%, compared to 0.95% in 2011, while the ROE was 8.87%, compared to 9.22% in 2011.

As of December 31, 2012, the Corporation had total assets of $799.2 million, up 3.6%; total stockholders’ equity of $89.5 million, up 8.5%; total deposits of $633.2 million, up 4.5%; and total loans of $414.4 million, up 0.4%, from the balances as of December 31, 2011.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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